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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE - FEBRUARY 7, 2002

            NS GROUP REPORTS FOURTH QUARTER AND CALENDAR 2001 RESULTS

(NEWPORT, KENTUCKY -FEBRUARY 7, 2002) NS Group, Inc. announced today its results for the fourth quarter and year ended December 31, 2001. Fourth quarter net sales were $51.7 million, down 34 percent from the September quarter of 2001. The Company reported a $6.7 million operating loss for the fourth quarter compared to operating income of $0.3 million in the third quarter of 2001. The Company reported a $10.0 million net loss, or a $0.48 loss per diluted share, for the quarter compared to a net loss of $0.4 million, or a $0.02 loss per diluted share, in the third quarter of 2001. The net loss for the quarter includes impairment losses of $4.7 million after-tax, or $0.23 per diluted share, primarily related to the Company's retained position in equity securities of a former subsidiary. In addition, the net loss for the quarter includes restructuring related income totaling $3.1 million, or $0.15 per share, of which $0.6 million was for a reversal of inventory reserves and $2.5 million was for state income tax benefits. Excluding these non-cash items, the Company's net loss for the quarter would have been $8.4 million, or a $0.40 loss per diluted share.

Net sales for the year ended December 31, 2001 were $315.5 million, compared to $356.0 million for the year ended December 31, 2000. Excluding restructuring charges, operating income was $5.4 million for the year, compared to an operating loss of $11.9 million in 2000. The Company incurred a loss from continuing operations of $55.9 million, or a $2.68 loss per diluted share, for 2001, compared to a loss of $15.0 million, or a $0.70 loss per diluted share, in the prior year. Excluding after-tax restructuring charges of $53.1 million and the aforementioned $4.7 million impairment loss, income from continuing operations for 2001 would have been $1.8 million, or $0.09 per diluted share.

EBITDA (earnings from continuing operations before extraordinary items, net interest expense, taxes, depreciation and amortization and restructuring charges) was a negative $4.1 million in the fourth quarter of 2001 compared to a positive $4.0 million in the third quarter of 2001. EBITDA was $21.8 million for the year 2001 compared to $14.0 million for the year 2000.

In the fourth quarter, the Company reclassified accumulated comprehensive losses totaling $6.2 million ($4.7 million after-tax, or $0.23 per diluted share), which were previously recorded on the balance sheet. The valuation-related losses related primarily to the impairment of the Company's retained position in equity securities of its former subsidiary, Kentucky Electric Steel, Inc.

President and CEO, Rene J. Robichaud commented, "Our fourth quarter shipments of oil country tubular goods (OCTG) products declined 32% from the third quarter as a result of the sharp decline in drilling activity. The average number of rigs actively exploring for oil and natural gas



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declined 20% in the fourth quarter. Currently, the rig count stands at 853, a
34% decline from the peak in July 2001, representing the second steepest decline since the 1980's. In addition, our results were negatively affected by very high levels of imported OCTG products. As a result, our production levels for the quarter were down, contributing to lower fixed cost absorption."

Robichaud went on to say, "In the near-term, demand for OCTG products will continue to be soft. The price for natural gas remains depressed and the rig count may decline further in the coming weeks. Also, while our industry will be seeking import restrictions on countries whose import levels have surged, we do not expect any significant relief from high OCTG imports during the first half of the year."

"For these reasons, we expect to incur a loss in the area of $0.55 per diluted share in the first quarter of 2002. This performance should be the low point of this cycle. The following three quarters should show sequentially improving results," Robichaud stated.

"Our medium and longer-term outlook is excellent. We are well positioned for the future. Record free cash flow in 2001 improved our cash and investment position to over $91 million at December 31 and leaves us net debt free. In addition, our successful restructuring has substantially lowered our fixed costs. We believe energy prices will rebound later this year and expect to see accelerating demand for OCTG and line pipe products in North America over the next several years," Robichaud concluded.

The company will host a conference call and simultaneous web cast to discuss fourth quarter and year-end results at 10:00 A.M. ET on Friday, February 8, 2002. Details concerning the conference call and web cast are available on the company's web site, www.nsgrouponline.com.

NS Group, Inc. is a leading producer of seamless and welded tubular products serving the energy industry. These products are used in the drilling, exploration and transmission of oil and natural gas. The company's tubular products are marketed primarily in the United States and certain foreign markets. NS Group is traded on the NYSE under the symbol NSS. To learn more about NS Group log on to www.nsgrouponline.com.

                               ##################

THIS REPORT CONTAINS FORWARD-LOOKING INFORMATION WITH RESPECT TO THE COMPANY'S OPERATIONS AND BELIEFS. ACTUAL RESULTS MAY DIFFER FROM THESE FORWARD-LOOKING STATEMENTS DUE TO NUMEROUS FACTORS, INCLUDING THOSE DISCUSSED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

CONTACT:          LINDA A. PLEIMAN
                  DIRECTOR OF INVESTOR RELATIONS AND CORPORATE COMMUNICATIONS NS GROUP, INC.
                  (859) 292-6809
                  www.nsgrouponline.com



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                                 NS Group, Inc.
                            Summarized Financial Data
             (In thousands, except per share amounts, tons shipped,
                          selling price and rig count)
                                   (Unaudited)


                                                                   Three Months Ended                             Year Ended
                                                    ------------------------------------------------   ----------------------------
                                                    December 31      September 30     December 31       December 31
                                                        2001             2001             2000              2001            2000
                                                    --------------  ---------------  ---------------   ---------------  -----------
Net sales                                                $ 51,709         $ 78,908         $ 73,357      $ 315,458        $ 355,986
Cost of products sold                                      54,221           73,852           73,113        290,058          346,665
                                                    --------------  ---------------  ---------------   ---------------  -----------
     Gross profit (loss)                                   (2,512)           5,056              244         25,400            9,321
Selling, general and administrative expenses                4,153            4,728            5,204         19,982           21,245
Restructuring charges                                           -                -                -         55,585                -
                                                    --------------  ---------------  ---------------   ---------------  -----------
     Operating income (loss) (a)                           (6,665)             328           (4,960)       (50,167)         (11,924)
Other income (expense)
   Investment income (b)                                   (5,300)           1,062            1,169         (2,114)           2,949
   Interest expense                                        (2,621)          (2,619)          (2,804)       (10,342)         (11,422)
   Other, net                                                 695              788               56          2,788            2,411
                                                    --------------  ---------------  ---------------   ---------------  -----------
     Income (loss) from continuing operations
        before income taxes and extraordinary items       (13,891)            (441)          (6,539)       (59,835)         (17,986)
Provision (benefit) for income taxes                       (3,917)               -           (2,474)        (3,917)          (2,973)
                                                    --------------  ---------------  ---------------   ---------------  -----------
     Income (loss) from continuing operations
        before extraordinary items                         (9,974)            (441)          (4,065)       (55,918)         (15,013)
Income from discontinued operations,
   net of income taxes                                          -                -           10,955              -           11,938
                                                    --------------  ---------------  ---------------   ---------------  -----------
     Income (loss) before extraordinary items              (9,974)            (441)           6,890        (55,918)          (3,075)
Extraordinary items, net of income taxes                        -                -              900            (59)             900
                                                    --------------  ---------------  ---------------   ---------------  -----------
     Net income (loss) (a)                               $ (9,974)          $ (441)         $ 7,790      $ (55,977)        $ (2,175)
                                                    ==============  ===============  ===============   ===============  ===========
Per common share (basic)
     Income (loss) from continuing operations            $  (0.48)          $(0.02)         $ (0.19)     $   (2.68)        $  (0.70)
     Income from discontinued operations,
           net of income taxes                                  -                -             0.52              -             0.56
     Extraordinary items, net of income taxes                   -                -             0.04              -             0.04
                                                    --------------  ---------------  --------------- --------------  ---------------
     Net income (loss)                                   $  (0.48)          $(0.02)         $  0.37      $   (2.68)        $  (0.10)
                                                    ==============  ===============  =============== ==============  ===============
Per common share (diluted)
     Income (loss) from continuing operations            $  (0.48)          $(0.02)         $ (0.19)     $   (2.68)        $  (0.70)
     Income from discontinued operations,
           net of income taxes                                  -                -             0.51              -             0.56
     Extraordinary items, net of income taxes                   -                -             0.04              -             0.04
                                                    --------------  ---------------  --------------- --------------  ---------------
     Net income (loss) (a)                               $  (0.48)          $(0.02)        $   0.36     $    (2.68)        $  (0.10)
                                                    ==============  ===============  =============== ==============  ===============

Weighted average shares outstanding
     Basic                                                 20,645           20,974           21,243         20,889           21,596
     Diluted                                               20,645           20,974           21,620         20,889           21,596

EBITDA (c)                                                ($4,127)          $3,974             $632        $21,814          $13,975



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                                 NS Group, Inc.
                            Summarized Financial Data
             (In thousands, except per share amounts, tons shipped,
                          selling price and rig count)
                                   (Unaudited)


Product shipments (tons):
     Energy products - welded            50,300            72,300             59,000           292,700            376,400
     Energy products - seamless          32,900            51,100             42,300           185,700            163,900
     Industrial products - SBQ (d)            -                 -             14,200            23,900            114,100

Revenue per ton:
     Energy products - welded              $486              $486               $497              $490               $473
     Energy products - seamless             829               872                891               872                826
     Industrial products - SBQ (d)            -                 -                412               409                416

Average rig count                           996             1,241              1,076             1,154                920


(a) Results for the year ended December 31, 2001, include restructuring charges of $55.6 million which reduced net income by $53.1 million or $2.54 per share. Excluding these charges, operating income would have been $5.4 million, and the net loss and loss per diluted share would have been $2.9 million and $0.14, respectively.

(b) An impairment loss on long-term investments of $6.2 million was recorded in quarter ended December 31, 2001 which reduced net income by $4.7 million or $0.23 per diluted share.

(c) Represents earnings (loss) before net interest expense, taxes, depreciation, amortization and restructuring charges and is calculated as income (loss) from continuing operations plus net interest expense, taxes, depreciation, amortization and restructuring charges.

(d)  Company exited the SBQ business in the second quarter of 2001.

Note: Reclassifications have been made to certain prior period amounts to conform with the current period's presentation for freight costs.